Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-238959) pertaining to the Verizon Savings and Security Plan for New York and New England Associates of Verizon Communications Inc. of our report dated June 21, 2024, with respect to the financial statements and supplemental schedule of the Verizon Savings and Security Plan for New York and New England Associates included in this Annual Report (Form 11-K) for the year ended December 31, 2023.

/s/ Mitchell & Titus, LLP
Mitchell & Titus, LLP
New York, NY

June 21, 2024